Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF
NONVOTING CONVERTIBLE PREFERRED STOCK OF
VENUS CONCEPT INC.

Venus Concept Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST:  The Corporation’s Certificate of Designations of Nonvoting Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on December 14, 2021.

SECOND:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and the Corporation’s bylaws, as currently in effect, adopted resolutions to amend and restate in its entirety Article 2, Section 4(e) of the Certificate of Designations as follows (the “Amendment”):

“(e)	Reserved.”

THIRD:  The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH:  This Certificate of Amendment shall become effective immediately upon filing.

FIFTH:  Except as amended pursuant to this Certificate of Amendment, the Certificate of Designations shall remain in full force and effect.

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IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on and as of this 17th day of November, 2022.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: CEO